EXHIBIT 99.1

Midland States Bancorp Completes Acquisition of ATG Trust Company

EFFINGHAM, Ill., June 02, 2021 (GLOBE NEWSWIRE) -- Midland States Bancorp, Inc. (NASDAQ: MSBI) today announced that Midland States Bank, its wholly-owned bank subsidiary, has completed its acquisition of substantially all of the trust assets of ATG Trust Company (“ATG Trust”). The transaction increases the size of Midland’s wealth management business to approximately $4.1 billion in assets under administration and 90 financial professionals with a new, larger office in Chicago.

Jeffrey G. Ludwig, President and Chief Executive Officer of Midland States Bancorp, said, “We are pleased to complete our acquisition of ATG Trust and welcome our new clients and colleagues to Midland Wealth Management. ATG Trust provides us additional opportunities through their talented team and strong network of referral sources. I believe we are well positioned to continue growing and diversifying our wealth management business and further increasing the level of recurring fee income it generates.”

About Midland States Bancorp, Inc.

Midland States Bancorp, Inc. is a community-based financial holding company headquartered in Effingham, Illinois, and is the sole shareholder of Midland States Bank. As of March 31, 2021, the Company had total assets of approximately $6.88 billion, and its Wealth Management Group had assets under administration of approximately $3.56 billion. Midland provides a full range of commercial and consumer banking products and services and business equipment financing, merchant credit card services, trust and investment management, insurance and financial planning services. For additional information, visit https://www.midlandsb.com/ or https://www.linkedin.com/company/midland-states-bank.

Forward-Looking Statements

Readers should note that in addition to the historical information contained herein, this press release includes "forward-looking statements" within the meanings of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including but not limited to statements about the Company’s plans, objectives, goals, future financial condition and future earnings levels. These statements are subject to many risks and uncertainties, including changes in interest rates and other general economic, business and political conditions, including the effects of the COVID-19 pandemic and its potential effects on the economic environment, our customers and our operations, as well as any changes to federal, state and local government laws, regulations and orders in connection with the pandemic; changes in the financial markets; changes in business plans as circumstances warrant; risks relating to acquisitions; and other risks detailed from time to time in filings made by the Company with the Securities and Exchange Commission. Readers should note that the forward-looking statements included in this press release are not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as "will," "propose," "may," "plan," "seek," "expect," "intend," "estimate," "anticipate," "believe," "continue," or similar terminology. Any forward-looking statements presented herein are made only as of the date of this press release, and the Company does not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

CONTACTS:
Douglas J. Tucker, Sr. V.P., Corporate Counsel, at dtucker@midlandsb.com or (217) 342-7321